                                 Exhibit 1(A)(5)
          Form of Flexible Premium Variable Whole Life Insurance Policy

                                            Flexible Premium Variable Whole Life
Insurance Policy With Table Of Selected Face Amounts
--------------------------------------------------------------------------------
                        Policy Number    0 000 000

                              Insured    JOHN A DOE

                 Selected Face Amount    SEE TABLE OF SELECTED FACE AMOUNTS
--------------------------------------------------------------------------------
Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words "we", "us" and "our" refer to Massachusetts Mutual Life Insurance Company.

       We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured's death is received at our Home Office. The terms of this policy are contained on this and the following pages.

       For service or information on this policy, contact the agent who sold the policy, any of our agency offices or our Home Office.

       YOU HAVE A RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within 10 days after you receive it, or within 10 days after you receive the notice of right to withdraw, or within 45 days after the date of the Part 1 of the application for this policy, whichever is latest. It may be returned by delivering or mailing it to our Home Office, to any of our agency offices, or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund: (a) any premium paid for this policy; plus (b) interest credited to this policy under the Guaranteed Principal Account; plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this policy to the date the policy is received by us; minus (d) any amounts borrowed or withdrawn.

     Signed for Massachusetts Mutual Life Insurance Company.

     Sincerely yours,
                              President                             Secretary

This Policy provides that:    Insurance is payable when the Insured dies.
                              Within specified limits, flexible premiums may be paid during the Insured's lifetime. Annual dividends may be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.
The variable account value of the policy may increase or decrease in accordance with the experience of the Separate Account.
There are no minimum guarantees as to the variable account value.
The fixed account value of the policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

This is a variable whole life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. "In force" means that the insurance has not terminated. "Variable" means that all values which depend on the investment performance of the Separate Account shown on the Schedule Page are not guaranteed as to dollar amount.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date. Instead, within the limits stated in this policy, any amount may be paid on any date before the death of the Insured.

Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If there is not enough value to pay the monthly charges for a month, the policy will terminate at the end of 61 days. There is, however, a right to reinstate the policy.

There are other rights available while the Insured is living. These include:

       .   The right to assign this policy.
       .   The right to change the Owner or any Beneficiary.
       .   The right to surrender this policy.
       .   The right to make withdrawals.
       .   The right to make loans.
       .   The right to increase the Selected Face Amount.
       . The right to allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account.
       . The right to transfer values among the Guaranteed Principal Account and the divisions of the Separate Account.
       .   The right to change the Death Benefit Option.

The policy also includes a number of Payment Options. These provide alternate ways to pay the death benefit or the amount payable upon surrender of the policy.

                               THE SCHEDULE PAGE

THIS PAGE SHOWS SPECIFIC INFORMATION ABOUT THIS POLICY AND IS REFERRED TO THROUGHOUT THE POLICY

                 POLICY NUMBER       0 000 000

                       INSURED       JOHN A DOE

          SELECTED FACE AMOUNT       SEE TABLE OF SELECTED FACE AMOUNTS


ISSUE DATE              DEC 01 1994
POLICY DATE             DEC 01 1994
PAID-UP POLICY DATE     DEC 01 2059
INSURED'S AGE ON POLICY DATE           35 MALE

--------------------------------------------------------------------------------

BASIC POLICY INFORMATION
------------------------


                                     SELECTED            MINIMUM              DEATH
 PLAN                               FACE AMOUNT        FACE AMOUNT       BENEFIT OPTION
 ----                               -----------        -----------       --------------
 FLEXIBLE PREMIUM VARIABLE         SEE TABLE OF      SEE MINIMUM FACE          1
 WHOLE LIFE WITH TABLE OF         SELECTED FACE      AMOUNT PROVISION
 SELECTED FACE AMOUNTS               AMOUNTS

--------------------------------------------------------------------------------

PREMIUM INFORMATION    AS OF DEC 01 1994
-------------------

FIRST PREMIUM                    $1,000.00
PLANNED ANNUAL PREMIUM           $1,000.00

FOR THE FIRST FIVE POLICY YEARS, NET PREMIUM WILL BE:

! 81.0% MINUS A PERCENTAGE EQUAL TO THE APPLICABLE STATE PREMIUM TAX RATE, OF THE FIRST $1244.00 OF PREMIUMS PAID IN EACH SUCH POLICY YEAR; AND
! 93.0% MINUS A PERCENTAGE EQUAL TO THE APPLICABLE STATE PREMIUM TAX RATE, OF PREMIUMS OVER $1244.00 PAID IN EACH SUCH POLICY YEAR.

FOR EACH SUBSEQUENT POLICY YEAR, NET PREMIUM WILL BE 93.0% MINUS A PERCENTAGE EQUAL TO THE APPLICABLE STATE PREMIUM TAX RATE, OF PREMIUMS PAID IN THAT POLICY YEAR.

--------------------------------------------------------------------------------

NET PREMIUM ALLOCATION LIMITATIONS
----------------------------------

NET PREMIUM ALLOCATIONS ARE ONLY ALLOWED AMONG EIGHT DIVISIONS AND THE GUARANTEED PRINCIPAL ACCOUNT AT ONE TIME. TO ALLOCATE NET PREMIUM TO ONE OR MORE OF THE OTHER DIVISIONS, THERE MUST FIRST BE A TRANSFER OUT OF ONE OR MORE OF THE DIVISIONS TO WHICH ALLOCATIONS ARE CURRENTLY MADE.

SEPARATE ACCOUNT INFORMATION
----------------------------

THE SEPARATE ACCOUNT REFERRED TO IN THIS POLICY IS MASSACHUSETTS MUTUAL VARIABLE LIFE SEPARATE ACCOUNT I.

THE DIVISIONS OF THE SEPARATE ACCOUNT ARE:

[MML EQUITY DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF MML EQUITY FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN COMMON STOCKS AND OTHER EQUITY SECURITIES.

MML MONEY MARKET DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN THE MML MONEY MARKET FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN SHORT-TERM DEBT INSTRUMENTS.

MML MANAGED BOND DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN THE MML MANAGED BOND FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN FIXED-INCOME SECURITIES.

MML BLEND DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF MML BLEND FUND, OR ITS SUCCESSOR. THIS FUND INVESTS IN: COMMON STOCKS AND OTHER EQUITY SECURITIES; MONEY MARKET INSTRUMENTS AND OTHER DEBT SECURITIES WITH MATURITIES GENERALLY NOT EXCEEDING ONE YEAR; AND BONDS AND OTHER DEBT SECURITIES WITH MATURITIES GENERALLY EXCEEDING ONE YEAR.

MML EQUITY INDEX DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF THE MML EQUITY INDEX FUND, OR ITS SUCCESSOR. THIS FUND INVESTS SUBSTANTIALLY ALL OF ITS ASSETS, TO THE EXTENT PRACTICABLE, IN THE STOCKS THAT COMPOSE THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX.

OPPENHEIMER MONEY DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER MONEY FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN "MONEY MARKET" SECURITIES CONSISTENT WITH LOW CAPITAL RISK AND MAINTENANCE OF LIQUIDITY.

OPPENHEIMER HIGH INCOME DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER HIGH INCOME FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN LOWER-RATED, HIGH YIELD, HIGH RISK INCOME SECURITIES.

OPPENHEIMER BOND DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER BOND FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN HIGH-YIELD FIXED- INCOME SECURITIES RATED "Baa" OR BETTER BY MOODY'S OR "BBB" OR BETTER BY STANDARD & POOR'S. SECONDARILY, THIS FUND SEEKS CAPITAL GROWTH CONSISTENT WITH ITS PRIMARY OBJECTIVE.

OPPENHEIMER CAPITAL APPRECIATION DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER CAPITAL APPRECIATION FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN SECURITIES OF "GROWTH-TYPE" COMPANIES.

OPPENHEIMER GROWTH DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER GROWTH FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN SECURITIES OF WELL-KNOWN ESTABLISHED COMPANIES.

OPPENHEIMER MULTIPLE STRATEGIES DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER MULTIPLE STRATEGIES FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN COMMON STOCKS AND OTHER EQUITY SECURITIES, BONDS AND OTHER DEBT SECURITIES, AND "MONEY MARKET" INSTRUMENTS AND SECURITIES.

OPPENHEIMER GLOBAL SECURITIES DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER GLOBAL SECURITIES FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN SECURITIES OF FOREIGN ISSUERS, "GROWTH-TYPE" COMPANIES, CYCLICAL INDUSTRIES AND SPECIAL SITUATIONS.

OPPENHEIMER STRATEGIC BOND DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER STRATEGIC BOND FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN (i) FOREIGN GOVERNMENT AND CORPORATE DEBT SECURITIES;
(ii) U.S. GOVERNMENT SECURITIES; AND (iii) LOWER-RATED HIGH-YIELD, HIGH-RISK DOMESTIC DEBT SECURITIES, COMMONLY KNOWN AS "JUNK BONDS", WHICH ARE SUBJECT TO A GREATER RISK OF LOSS THAN HIGHER-RATED SECURITIES.

OPPENHEIMER GROWTH AND INCOME DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF OPPENHEIMER GROWTH AND INCOME FUND, OR ITS SUCCESSOR. THIS FUND INVESTS PRIMARILY IN EQUITY AND DEBT SECURITIES.

PANORAMA LIFESPAN CAPITAL APPRECIATION DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF THE PANORAMA LIFESPAN CAPITAL APPRECIATION PORTFOLIO, OR ITS SUCCESSOR. THIS PORTFOLIO INVESTS PRIMARILY IN EQUITY SECURITIES.

PANORAMA LIFESPAN BALANCED DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF THE PANORAMA LIFESPAN BALANCED PORTFOLIO, OR ITS SUCCESSOR. THIS PORTFOLIO INVESTS IN EQUITY SECURITIES AND FIXED INCOME SECURITIES WITH A SLIGHTLY STRONGER FOCUS ON EQUITY SECURITIES.

PANORAMA LIFESPAN DIVERSIFIED INCOME DIVISION. AMOUNTS CREDITED TO THIS DIVISION ARE INVESTED IN SHARES OF THE PANORAMA LIFESPAN DIVERSIFIED INCOME PORTFOLIO, OR ITS SUCCESSOR. THIS PORTFOLIO INVESTS IN FIXED INCOME SECURITIES.]

--------------------------------------------------------------------------------

LIMITATIONS ON TRANSFERS

TRANSFERS MAY ONLY BE IN WHOLE-NUMBER PERCENTAGES OR DOLLAR AMOUNTS.

THERE IS NO LIMIT ON THE NUMBER OF TRANSFERS ALLOWED, BUT WE RESERVE THE RIGHT TO CHARGE A MAXIMUM FEE OF $10 PER TRANSFER IF THERE ARE MORE THAN SIX TRANSFERS IN A POLICY YEAR. ONLY ONE TRANSFER MAY BE MADE FROM THE GUARANTEED PRINCIPAL ACCOUNT IN ANY POLICY YEAR AND ANY TRANSFER FROM THE GUARANTEED PRINCIPAL ACCOUNT CANNOT BE MORE THAN 25% OF THE FIXED ACCOUNT VALUE OF THIS POLICY (EXCLUDING POLICY LOANS) ON THE DATE THE TRANSFER IS MADE. HOWEVER, IF IN EACH OF THE PREVIOUS THREE POLICY YEARS 25% OF THE FIXED ACCOUNT VALUE HAS BEEN TRANSFERRED AND THERE HAVE BEEN NO PREMIUM PAYMENTS OR TRANSFERS TO THE GUARANTEED PRINCIPAL ACCOUNT (EXCEPT AS THE RESULT OF A LOAN), 100% OF THE FIXED ACCOUNT VALUE OF THIS POLICY (EXCLUDING POLICY LOANS) MAY BE TRANSFERRED TO THE SEPARATE ACCOUNT.

ALL VALUES MAY BE TRANSFERRED TO THE GUARANTEED PRINCIPAL ACCOUNT AT ANY TIME, REGARDLESS OF THE NUMBER OF TRANSFERS PREVIOUSLY MADE.

THESE LIMITATIONS DO NOT APPLY TO TRANSFERS RESULTING FROM A POLICY LOAN.

AT ANY ONE TIME, THE POLICY ACCOUNT VALUE MAY BE ALLOCATED TO NO MORE THAN EIGHT DIVISIONS OF THE SEPARATE ACCOUNT AND THE GUARANTEED PRINCIPAL ACCOUNT. TO TRANSFER ACCOUNT VALUE TO A NINTH DIVISION OF THE SEPARATE ACCOUNT, A TRANSFER OF 100% OF THE ACCOUNT VALUE FROM ONE OR MORE OF THE EIGHT DIVISION(S) TO WHICH ALLOCATIONS ARE CURRENTLY MADE WILL BE REQUIRED.
--------------------------------------------------------------------------------
OTHER INFORMATION

MONTHLY UNDERWRITING CHARGE IS $0.00.  SEE MONTHLY CHARGES IN PART 3.

AN ADMINISTRATIVE CHARGE IS DEDUCTED FROM THE ACCOUNT VALUE ON EACH MONTHLY CALCULATION DATE. IT WILL NOT BE MORE THAN $9.00 PER MONTH.

THIS IS A NONSMOKER'S POLICY.

THIS POLICY WAS ISSUED ON A GUARANTEED-ISSUE UNDERWRITING BASIS.

OWNER AND BENEFICIARY - SEE APPLICATION ATTACHED TO THIS POLICY.
--------------------------------------------------------------------------------
BASIS OF COMPUTATION - FOR MAXIMUM MONTHLY MORTALITY CHARGES, MINIMUM ANNUAL INTEREST RATE FOR THE GUARANTEED PRINCIPAL ACCOUNT, AND MINIMUM CASH SURRENDER VALUES.

MORTALITY TABLE -- COMMISSIONER'S 1980 STANDARD ORDINARY NONSMOKER MORTALITY TABLE - MALE

MINIMUM ANNUAL INTEREST RATE ON THE FIXED ACCOUNT VALUE -- 3% PER YEAR

NET INVESTMENT FACTOR ASSET CHARGE -- NOT MORE THAN .00001639 FOR EACH DAY OF A VALUATION PERIOD. SEE PART 7.

                TABLE OF SELECTED FACE AMOUNTS

   POLICY YEAR BEGINNING                    SELECTED FACE AMOUNT
   ---------------------                    --------------------

       DEC 01 1994                                 $100,000
       DEC 01 1995                                 $100,000
       DEC 01 1996                                 $100,000
       DEC 01 1997                                 $100,000
       DEC 01 1998                                 $100,000

       DEC 01 1999                                 $100,000
       DEC 01 2000                                 $100,000
       DEC 01 2001                                 $100,000
       DEC 01 2002                                 $100,000
       DEC 01 2003                                 $100,000

       DEC 01 2004                                 $110,000
       DEC 01 2005                                 $110,000
       DEC 01 2006                                 $110,000
       DEC 01 2007                                 $110,000
       DEC 01 2008                                 $110,000

       DEC 01 2009                                 $110,000
       DEC 01 2010                                 $110,000
       DEC 01 2011                                 $110,000
       DEC 01 2012                                 $110,000
       DEC 01 2013                                 $110,000

       DEC 01 2014                                 $120,000
       AND LATER

                  TABLE OF MAXIMUM MONTHLY MORTALITY CHARGES

THESE MAXIMUM MONTHLY MORTALITY CHARGES ARE FOR EACH $1,000 OF INSURANCE WHICH REQUIRES A CHARGE.

    POLICY          MAXIMUM MONTHLY            POLICY           MAXIMUM MONTHLY
YEAR BEGINNING      MORTALITY CHARGE       YEAR BEGINNING       MORTALITY CHARGE
--------------      ----------------       --------------       ----------------

 DEC 01 1994            0.14096              DEC 01 2029             2.94130
 DEC 01 1995            0.14764              DEC 01 2030             3.31274
 DEC 01 1996            0.15683              DEC 01 2031             3.63093
 DEC 01 1997            0.16685              DEC 01 2032             4.05839
 DEC 01 1998            0.17854              DEC 01 2033             4.54126

 DEC 01 1999            0.19107              DEC 01 2034             5.06274
 DEC 01 2000            0.20611              DEC 01 2035             5.62182
 DEC 01 2001            0.22115              DEC 01 2036             6.21387
 DEC 01 2002            0.23870              DEC 01 2037             6.83324
 DEC 01 2003            0.25626              DEC 01 2038             7.49616

 DEC 01 2004            0.27717              DEC 01 2039             8.22966
 DEC 01 2005            0.29975              DEC 01 2040             9.05445
 DEC 01 2006            0.32401              DEC 01 2041             9.99708
 DEC 01 2007            0.34996              DEC 01 2042             11.07332
 DEC 01 2008            0.37927              DEC 01 2043             12.26712

 DEC 01 2009            0.41026              DEC 01 2044             13.55591
 DEC 01 2010            0.44713              DEC 01 2045             14.91787
 DEC 01 2011            0.48989              DEC 01 2046             16.34412
 DEC 01 2012            0.53771              DEC 01 2047             17.80841
 DEC 01 2013            0.59311              DEC 01 2048             19.33267

 DEC 01 2014            0.65444              DEC 01 2049             20.94168
 DEC 01 2015            0.72255              DEC 01 2050             22.66794
 DEC 01 2016            0.79493              DEC 01 2051             24.57677
 DEC 01 2017            0.87327              DEC 01 2052             26.76407
 DEC 01 2018            0.96182              DEC 01 2053             29.63735

 DEC 01 2019            1.06061              DEC 01 2054             33.93112
 DEC 01 2020            1.17052              DEC 01 2055             41.27938
 DEC 01 2021            1.29585              DEC 01 2056             56.04155
 DEC 01 2022            1.43921              DEC 01 2057             83.33333
 DEC 01 2023            1.60155              DEC 01 2058             83.33333

 DEC 01 2024            1.78129
 DEC 01 2025            1.97513
 DEC 01 2026            2.18574
 DEC 01 2027            2.41241
 DEC 01 2028            2.66044

                   TABLE OF MINIMUM FACE AMOUNT PERCENTAGES

 THE MINIMUM FACE AMOUNT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON
                                  THAT DATE.
                 THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.


POLICY YEAR           MINIMUM FACE           POLICY YEAR         MINIMUM FACE
 BEGINNING          AMOUNT PERCENTAGE         BEGINNING       AMOUNT PERCENTAGE
 ---------          -----------------         ---------       -----------------

DEC 01 1994                438%              DEC 01 2029             155%
DEC 01 1995                424               DEC 01 2030             152
DEC 01 1996                410               DEC 01 2031             148
DEC 01 1997                396               DEC 01 2032             145
DEC 01 1998                383               DEC 01 2033             143

DEC 01 1999                370               DEC 01 2034             140
DEC 01 2000                358               DEC 01 2035             138
DEC 01 2001                347               DEC 01 2036             135
DEC 01 2002                335               DEC 01 2037             133
DEC 01 2003                324               DEC 01 2038             131

DEC 01 2004                314               DEC 01 2039             129
DEC 01 2005                304               DEC 01 2040             127
DEC 01 2006                294               DEC 01 2041             126
DEC 01 2007                285               DEC 01 2042             124
DEC 01 2008                276               DEC 01 2043             123

DEC 01 2009                268               DEC 01 2044             121
DEC 01 2010                259               DEC 01 2045             120
DEC 01 2011                251               DEC 01 2046             119
DEC 01 2012                244               DEC 01 2047             118
DEC 01 2013                236               DEC 01 2048             117

DEC 01 2014                229               DEC 01 2049             116
DEC 01 2015                223               DEC 01 2050             115
DEC 01 2016                216               DEC 01 2051             114
DEC 01 2017                210               DEC 01 2052             112
DEC 01 2018                204               DEC 01 2053             111

DEC 01 2019                199               DEC 01 2054             110
DEC 01 2020                193               DEC 01 2055             109
DEC 01 2021                188               DEC 01 2056             107
DEC 01 2022                183               DEC 01 2057             106
DEC 01 2023                179               DEC 01 2058             104

DEC 01 2024                174
DEC 01 2025                170
DEC 01 2026                166
DEC 01 2027                162
DEC 01 2028                158

Part l.  The Basics Of This Policy

In this Part we discuss some insurance concepts that are necessary to understand this policy.


The Parties Involved - Owner, Insured, Beneficiary, Irrevocable Beneficiary

The Owner is the person who owns this policy, as shown on our records.

The Insured is the person whose life this policy insures. The Insured may be the Owner of this policy, or someone else may be the Owner.

Example: Your employer buys a policy that insures your life and names you as Owner. In this case, you are both the Insured and Owner. If your employer names itself as Owner, then the Insured and Owner are different people.

A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

Example: Debbie is named as primary (first) Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Insured dies, she receives the death benefit. But if Debbie is dead and Anne and Scott are alive when the Insured dies, Anne and Scott receive the death benefit.

Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of certain other rights.


Dates - Policy Date, Policy Anniversary Date, Policy Year, Issue Date, Paid-up Policy Date, Monthly Calculation Date, Valuation Date, Valuation Period, Valuation Time, Register Date

The Policy Date is shown on the Schedule Page. It is the starting point for determining Policy Anniversary Dates and Policy Years. The first Policy Anniversary Date is one year after the Policy Date. The period from the Policy Date to the first Policy Anniversary Date, or from one Policy Anniversary Date to the next, is called a Policy Year.

Example: The Policy Date is June 10, 19X1. The first Policy Anniversary Date is June 10, 19X2. The period from June 10, 19X1 through June 9, 19X2 is a Policy Year.

The Issue Date is also shown on the Schedule Page. The Issue Date is used to determine the start of the suicide and contestability periods. We discuss contestability below. See Part 5 for a discussion of the suicide exclusion. It is the date from which the policy is in force if the first premium has been paid.

The Paid-up Policy Date is also shown on the Schedule Page. It is the Policy Anniversary Date nearest the Insured's 100/th/birthday. On this Date and at all times thereafter, the Selected Face Amount will equal the account value and the Death Benefit Option will be Death Benefit Option #1. Monthly charges will continue to be deducted from the account value of this Policy but mortality charges will equal $0. Premium payments will no longer be accepted. The payment of planned annual premiums does not guarantee that this policy will continue in force to the Paid-up Policy Date.

The Monthly Calculation Date is the monthly date on which monthly charges for this policy are due. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same day of each month thereafter.

A Valuation Date is any date on which the New York Stock Exchange (or its successor) is open for trading. A Valuation Period is the period of time from the end of one Valuation Date to the end of the next Valuation Date. A Valuation Time is the time the New York Stock Exchange (or its successor) closes on a Valuation Date. All actions which are to be performed on a Valuation Date will be performed as of the Valuation Time.

The Register Date is the date on which the first net premium payment for this policy is allocated to the Separate Account or the Guaranteed Principal Account. It is the Valuation Date which is on, or next follows, the later of:

                                  . The date on which we receive a completed
                              Part 1 of the application for this policy at our Home Office; and

                                  . The date on which we receive the first
                              premium for this policy at our Home Office.

Policy A Legal Contract       This policy is a legal contract between the Owner
                              and us. The entire contract consists of the application and the policy, which includes any riders the policy has. We have issued this policy in return for the application and the payment of the first premium. Any changes or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be effective.

Representations And           We rely on all statements made by or for the
Contestability                Insured in the application(s).  Legally, those
                              statements are considered to be representations and not warranties. We can bring legal action to contest the validity of this policy, or any increase in the Selected Face Amount applied for after the Issue Date, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the application, or in a supplemental application to increase the Selected Face Amount, and a copy of the application must have been attached to this policy when issued, or made a part of the policy when the increase in the Selected Face Amount became effective.

                              Except for any increase in the Selected Face
                              Amount applied for after the Issue Date, we can not contest the validity of this policy after it has been in force during the lifetime of the Insured for a period of two years from its Issue Date. We can not contest the validity of any increase in the Selected Face Amount applied for after the Issue Date once it has been in effect during the lifetime of the Insured for a period of two years.

Misstatement Of Age Or        If the Insured's date of birth or sex as given in
Sex                           the application is not correct, an adjustment will
                              be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent mortality charge according to the correct age and sex. If the adjustment is made before the Insured dies, then future monthly deductions will be based on the correct age and sex.

Meaning Of In Force           "In force" means that the insurance provided by
                              this policy has not terminated. This policy will be in force from its Issue Date or, if later, the date the first premium is paid.

                              This policy will continue in force to the Insured's death if:

                                  . The account value less any policy debt is
                              sufficient to cover the monthly charges due on each Monthly Calculation Date; and

                                  . Policy debt does not exceed the account
                              value; and

                                  . This policy is not surrendered.

                              The factors which can affect this policy's account value include:

                                  . The amount and timing of premium payments.

                                  . Any withdrawals or transfers of values.

                                  . Any changes in any riders.

                                  . Any changes in the Selected Face Amount.

                                  . Any outstanding policy debt.

                                  . Any changes in the Death Benefit Option.

                                  . The monthly charges deducted from the
                              account value.

                                  . The interest earned on the fixed account
                              value.

                                  . The net investment experience of the
                              Separate Account for this policy.

                                  . Any dividends allocated to this policy.

                              Each of these factors is discussed in detail elsewhere in this policy.

Home Office                   Our Home Office is in Springfield, Massachusetts.
                              The address is Massachusetts Mutual Life Insurance
                              Company, Springfield, Massachusetts 01111.

                              Part 2.  Premium Payments

                              Premiums are the payments that may be paid to us to increase the account value of this policy.

The First Premium             The first premium for this policy is shown on the
                              Schedule Page. This premium is due on the Policy
                              Date. This policy will not be in force until the first premium has been paid.

Planned Annual                The planned annual premium for this policy is
Premiums                      shown on the Schedule Page. The payment of planned
                              annual premiums does not guarantee that this policy will continue in force.

Premium Flexibility           After the first premium has been paid, there is no
And Premium                   requirement that any amount of premium be paid on
Notices                       any date. Subject to the Right To Refund Premiums
                              provision in this Part, while the policy is in force any amount of premium may be paid at any time before the death of the Insured. However, each premium paid must be at least $100 or, if greater, the amount needed to prevent termination, as discussed in the Grace Period And Termination provision in Part 3.

                              We will send premium notices for the planned annual premium. We will stop sending these notices if no premium has been paid for 36 consecutive months. However, if a premium is paid after that time, we will send notices for the planned annual premium again.

                              We will also send notice of any premium needed to prevent termination of this policy. Premium notices will be sent only while this policy is in force.

Where To Pay Premiums         All premiums are payable to us at our Home Office
                              or at the place shown for payment on the premium notice. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

Right To Refund               We have the right to promptly refund any amount of
Premiums                      premium paid if application of that premium to the
                              account value would increase the amount of insurance which requires a charge.

                              Part 3.  Accounts, Values, And Charges

                              This policy provides that certain values (referred to as the variable account values) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This policy also provides that other values (referred to as the fixed account values) are based on the interest credited to the Guaranteed Principal Account. The account value of this policy is the variable account value plus the fixed account value. This Part gives information about the Separate Account, the Guaranteed Principal Account, and the values and charges connected with them.

Net Premium                   A net premium is a premium we receive for this
                              policy less the charges we deduct at that time.
                              Net premium, expressed as a percentage of a premium we receive, is shown on the Schedule Page.

Allocation Of Net             The allocation of each net premium we receive will
Premiums                      be in whole percentages and will be subject to any
                              net premium allocation limitations stated on the Schedule Page.

                              Each net premium we receive before the Right To Return period expires, or, if later, the date we receive written notice that the Owner received this policy, will be allocated to the MML Money Market Division of the Separate Account. The Right To Return period is explained on the front cover of this policy.

                              Upon the later of the date we receive written notice that the Owner has received this policy and the expiration of the Right To Return period, we will allocate this policy's value among the Guaranteed Principal Account and the divisions of the Separate Account. This allocation will be in accordance with the net premium allocation in effect and subject to the allocation limitations stated on the Schedule Page.

                              Each net premium we receive after the Right To Return period expires, or, if later, the date we receive written notice that the Owner received this policy, will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account. This allocation will be in accordance with the net premium allocation in effect and subject to the allocation limitations stated on the Schedule Page.

                              The net premium allocation specified in the application will remain in effect until changed by any later written election satisfactory to us and received at our Home Office. Any change in the allocation specified in the application will be subject to the allocation limitations stated on the Schedule Page.

                              We will allocate the first net premium payment as of the Register Date. The amount of each net premium we receive for this policy for allocation to each division of the Separate Account will be applied to purchase accumulation units for this policy in that division.

The Separate Account          The Separate Account shown on the Schedule Page is
                              a separate investment account which we have established under Massachusetts law and is subject to the laws of the jurisdiction in which this policy was delivered.

                              The Separate Account has several divisions. Each division invests in shares of an investment fund. The divisions and investment funds are shown on the Schedule Page.

                              The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown on the Schedule Page.

                              We own the assets of the Separate Account. Those assets will only be used to support variable life insurance policies. A portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets which exceed the reserves and other liabilities of the Separate Account to our general account. Income, gains, and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, gains, or losses.

Changes In The Separate       We have the right to establish additional
Account                       divisions of the Separate Account from time to
                              time. Amounts credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new Funds.

                              Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account with the approval of the Massachusetts Insurance Commissioner. If required, the process for obtaining approval of a material change from the Massachusetts Insurance Commissioner will be filed with the insurance supervisory official of the state where this policy is delivered. Further, if required, we will notify the Owner if the Massachusetts Insurance Commissioner approves any material change.

                              We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units            Accumulation units are used to measure the
                              variable account value of this policy. The value of a unit is determined as of the Valuation Time on each Valuation Date for valuation of the Separate Account. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.

Purchase And Sale Of          Accumulation units will be purchased or sold at
Accumulation Units            the unit value as of the Valuation Time on the
                              Valuation Date of purchase or sale. Accumulation unit value is discussed in Part 7.

                              Example: The amount applied is $550. The date of purchase is June 10, 19X4. The accumulation unit value on that date is $10. The number of units purchased would be 55 ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units ($550 divided by $11 = 50).

                              If we receive a premium or a written request that causes us to purchase or sell accumulation units, and we receive that premium or request before the Valuation Time on a Valuation Date, accumulation units will be purchased or sold as of that Valuation Date. Otherwise, accumulation units will be purchased or sold as of the next following Valuation Date.

                            At the Owner's request, we will purchase or sell accumulation units as of a later Valuation Date.

                            In no case will accumulation units be purchased before the Register Date.

Account Value Of Policy     The account value of this policy on any date is the
                            variable account value of this policy plus the fixed account value of this policy, both determined as of that date.

Variable Account Value      The variable account value of this policy reflects:
Of Policy

                               .  The net premiums allocated to the Separate
                            Account for this policy;
                               .  Any amounts transferred to the Separate
                            Account for this policy from the Guaranteed
                            Principal Account;
                               .  Any amounts transferred and withdrawn from
                            the Separate Account for this policy;
                               .  Any monthly charges deducted from the
                            Separate Account for this policy; and
                               .  The net investment experience of the Separate
                            Account for this policy.

                            Net premiums, transfers, withdrawals, and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units. Net premiums and monthly deductions are discussed in this Part. Transfers and withdrawals are discussed in Part 4.

                            The value of this policy's accumulation units in a division of the Separate Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division. How accumulation unit values are determined is discussed in Part 7.

                            The variable account value of this policy on any date is the total of the values of this policy's accumulation units in each division of the Separate Account.

Fixed Account Value Of      The fixed account value of this policy is the
Policy                      accumulation at interest of:

                               .  The net premiums allocated to the Guaranteed
                            Principal Account for this policy; plus
                               .  Any amounts transferred into the Guaranteed
                            Principal Account for this policy from the Separate Account; less
                               .  Any amounts transferred and withdrawn from the
                            Guaranteed Principal Account for this policy; and less
                               .  Any monthly charges deducted from the
                            Guaranteed Principal Account for this policy.

The Guaranteed Principal    The Guaranteed Principal Account is part of our
Account                     general investment account. It has no connection
                            with, and does not depend on, the investment performance of the Separate Account.

                            We have the right to establish additional guaranteed principal accounts from time to time.

Interest On Fixed           The fixed account value of this policy earns
Account Value               interest at a rate not less than the minimum annual
                            interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page. Interest is credited daily to and including the date the fixed account value is determined.

                            For any fixed account value equal to any policy loan, the interest rate we use will be the daily equivalent of the greater of:

                               .  The minimum annual rate; and

                               .  The annual loan interest rate in effect on the
                            preceding Monthly Calculation Date less not more than 0.75%.

                            For any fixed account value in excess of an amount equal to any policy loan, the interest rate we use will be the daily equivalent of the greater of:

                               .  The minimum annual rate; and
                               .  An alternate annual rate established by us.

Monthly Charges             Charges will be deducted from the account value of
                            this policy. The charges are due on each Monthly
                            Calculation Date.

                            The charges will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans). For each Monthly Calculation Date, deductions will be made, and values will be determined, on the Valuation Date which is on, or next follows, the latest of:

                               .  The Register Date;
                               .  The Monthly Calculation Date; or
                               .  The date we receive the amount of premium
                            needed to prevent termination in accordance with the Grace Period And Termination provision in this Part.

                            Deductions from the Separate Account are made by selling accumulation units at their value on the Valuation Date determined above.

                            We assess monthly charges of four types:

                            1. Administrative Charge. The amount of this charge will be determined by us. In no case, however, will it be greater than the maximum charge shown in the Other Information section of the Schedule Page.

                            2. Underwriting Charge. The amount of this charge is shown in the Other Information section of the Schedule Page.

                            3. Mortality Charge. The maximum monthly mortality charges for each $1,000 of insurance which requires a charge are shown in the Table Of Maximum Monthly Mortality Charges.

                               We may charge less than the maximum charges shown
                            in the Table. Any change in these charges will apply to all policies in the same class as this policy. The amount of insurance which requires a charge is determined as follows. This computation is made as of the date the charge is due. All amounts are computed as of that date.

                               a. We compute the account value after all
                            additions and deductions other than the deduction of the mortality charge.

                               b. We determine the amount of benefit under the
                            Death Benefit Option in effect (as discussed in the Death Benefit Options provision in Part 5). The Minimum Face Amount used here is based on the account value computed in (a) above.

                               c. We divide the amount of benefit determined in
                            (b) above by 1 plus the monthly equivalent
                            (expressed as a decimal fraction) of the minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page.

                               d. We subtract the account value computed in (a)
                            above from the amount determined in (c) above. The result is the amount of insurance which requires a charge.

                            4. Rider Charge. The monthly charges for any rider are shown in a table of charges for that rider.

Grace Period And            If the account value less any policy debt is not
Termination                 enough to cover the monthly charges due on a Monthly
                            Calculation Date, we allow a grace period for payment of the amount of premium (not less than $100) needed to increase the account value so that the monthly deduction can be made. This grace period begins on the date the deduction is due. It ends 61 days after that date or, if later, 30 days after we have mailed a written notice to the Owner at the last known address shown on our records. This notice will state the amount required to increase the account value to cover the charges.

                              During the grace period, this policy will continue in force. It will terminate without value if we do not receive payment of the required amount by the end of the grace period.

                              Part 4.  Life Benefits

                              A life insurance policy provides a death benefit if the Insured dies while the policy is in force. There are also rights and benefits that are available before the Insured dies. These "Life Benefits" are discussed in this Part.

                              Policy Ownership

Rights Of Owner               While the Insured is living, the Owner may
                              exercise all rights given by this policy or allowed by us. These rights include assigning this policy, changing Beneficiaries, changing
                              Ownership, enjoying all policy benefits and exercising all policy options.

                              The consent of any Irrevocable Beneficiary is needed to exercise any policy right except:

                                 .   The right to exercise dividend rights; and
                                 .   The right to reinstate this policy after
                              termination.

Assigning This Policy         This policy may be assigned. But for any
                              assignment to be binding on us, we must receive a signed copy of it at our Home Office. We will not be responsible for the validity of any assignment.

                              Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any policy debt. See "Borrowing On This Policy" in this Part for a discussion of policy debt.

Changing The Owner Or         The Owner or any Beneficiary may be changed during
Beneficiary                   the Insured's lifetime. We do not limit the number
                              of changes that may be made. To make a change, a written request satisfactory to us must be received at our Home Office. The change will take effect as of the date the request is signed, even if the Insured dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

Transfers Of Values           Transfers of values are subject to the limitations
                              stated on the Schedule Page. Subject to those limitations, transfers may be made upon written direction satisfactory to us received at our Home
                              Office. These transfers are:

                                 .   Transfers of values between divisions of
                              the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to purchase units in any other division.
                                 .   Transfers of values from one or more
                              divisions of the Separate Account to the
                              Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to the Guaranteed Principal Account.
                                 .   Transfers of values from the Guaranteed
                              Principal Account to one or more divisions of the
                              Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

                              Transfers will be as of the Valuation Date specified in the Purchase And Sale Of Accumulation Units provision in Part 3. All transfers made on one Valuation Date will be considered one transfer.

                              This Policy's Share In Dividends

Policy Is Participating       This policy is participating, which means it may
                              share in any dividends we pay.

                              Each year we determine how much money can be paid as dividends. This is called divisible surplus. We then determine how much of this divisible surplus is to be allocated to this policy. This determination is based on this policy's contribution to divisible surplus. Since we do not expect this policy to contribute to divisible surplus, we do not expect that any of that surplus will be available for allocation to this policy. If any dividends are allocated to this policy, they will be payable on Policy Anniversary Dates.

How Dividends May be       Dividends may be used in a number of ways. These are
Used                       called dividend options. A dividend option may be
                           elected in the application. It may be changed at a later time. Although we do not expect that any dividends will be payable on this policy, there are four basic dividend options.

                               Cash - Dividends will be paid in cash.

                               Dividend Accumulations - Dividends will be added
                           to the account value. Dividends will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account as directed for net premiums.

                               Paid-Up Additions - Dividends will be used to buy
                           additional level paid-up insurance.

                               Reduce Monthly Deductions - Dividends will be
                           used to reduce the monthly deductions we make from the account value to pay the monthly charges.

                           Dividends will be applied as paid-up additions if no option is elected.

Dividend After Death       If the Insured dies after the first Policy Year, the
                           death benefit will include a pro rata share of any dividend allocated to the policy for the Year death occurs.

                           Surrendering This Policy And Making Withdrawals

Right To Surrender         This policy may be surrendered for its cash surrender
                           value at any time while the Insured is living.
                           Surrender will be effective on the date we receive this policy and a written surrender request satisfactory to us at our Home Office. A later effective date may be elected in the surrender request.

Cash Surrender Value       The cash surrender value is equal to the account
                           value less any policy debt.

Making Withdrawals         While the Insured is living, withdrawals may be made
                           on any Monthly Calculation Date after six months from the Policy Date. The request for a withdrawal must be written and satisfactory to us. It must state the Account (or Accounts) from which the withdrawal will be made. For any withdrawal from the Separate
                           Account, the request must also state the division (or divisions) from which the withdrawal will be made.

                           The amount of a withdrawal includes the withdrawal charge that applies. Withdrawals from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the amount of the withdrawal. Withdrawals from a division (or divisions) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the amount of the withdrawal. Each withdrawal will be subject to the following rules:

                               .   The minimum amount of a withdrawal is $100.
                               .   A withdrawal charge of 2% of the amount of
                           the withdrawal, but not more than $25, will be deducted from the amount of the withdrawal.
                               .   The amount of a withdrawal can never exceed
                           the cash surrender value of this policy, less an amount equal to:
                                   .   For a withdrawal made prior to the Policy
                           Anniversary Date nearest the Insured's 65th birthday, 12 multiplied by the most recent monthly charge made for this policy; and
                                   .   For a withdrawal made on or after the
                           Policy Anniversary Date nearest the Insured's 65th birthday, 60 multiplied by the most recent monthly charge made for this policy.

                           Unless we receive evidence of insurability satisfactory to us, the Selected Face Amount for the current Policy Year will be reduced upon withdrawal as needed to prevent an increase in the amount of insurance that requires a charge. The Selected Face Amount for subsequent Policy

                          Years may also be reduced for the same reason. A new Table of Selected Face Amounts will be sent to the Owner to reflect these changes.

                          Example: You make a withdrawal without furnishing us satisfactory evidence of insurability. Just before the withdrawal, your policy has a Selected Face Amount of $50,000 and an account value of $20,000. The Minimum Face Amount Percentage for the current Policy Year is 200%. Under Death Benefit Option #1, the amount of insurance which requires a charge is $50,000 minus $20,000, or $30,000. If you make a withdrawal of $5,000, the account value would be reduced to $15,000. The amount of insurance which requires a charge would otherwise be increased to $35,000 ($50,000 - $15,000).
                          However, the Selected Face Amount will be reduced instead to $45,000 and the amount of insurance which requires a charge will remain at $30,000. (For simplicity, in this example the minimum annual interest rate is assumed to be zero.)

How We Pay                Any withdrawal made will be paid in one sum. However,
                          if the entire policy is surrendered, the cash surrender value may be paid in one sum, or it may be applied under any payment option elected. See Part 6.

                          We may delay paying any surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date the request (and the policy, if needed) is received at our Home Office.

                          We may delay paying any surrender or withdrawal value from the Separate Account during any period that:

                              .   The New York Stock Exchange (or its successor)
                          is closed, except for normal weekend or holiday closings, or trading is restricted;
                              .   The Securities and Exchange Commission (or its
                          successor) determines that a state of emergency exists; or
                              .   The Securities and Exchange Commission (or its
                          successor) permits us to delay payment for the protection of our policy owners.

                          We will add interest to the surrender or withdrawal value payment if:

                              .   The payment is delayed for more than ten
                          working days from the effective date of surrender or withdrawal; and
                              .   The reason for the delay is other than a
                          reason stated in the third paragraph of this
                          provision; and
                              .   The amount of such interest is at least $25.

                          If interest is added, the amount of interest will be the same as would be paid under Option D for the same period of time. See Part 6 for a description of Option D.

                          Borrowing On This Policy

Right To Make Loans       Loans can be made on this policy at any time while the
                          Insured is living. However, the policy must be properly assigned to us before the loan is made. No other collateral is needed. We refer to all outstanding loans plus accrued interest as "policy debt."

Effect Of Loan            A loan is attributed to each division of the Separate
                          Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal
                          Account (excluding any outstanding policy loans) on the date at the time of the loan. The amount of the loan attributed to each division of the Separate
                          Account will be transferred to the Guaranteed
                          Principal Account. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the Guaranteed
                          Principal Account on the date the loan is made. Any interest added to the loan will be treated as a new loan under this provision.

                          The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account, and will earn interest as described in the Interest On Fixed Account Value provision.

Maximum Loan Available    There is a maximum amount that can be borrowed. It is
                          the account value on the date the loan is to be made
                          reduced by:

                               .    Any outstanding policy debt; and
                               .    Interest on the loan being made and on any
                          outstanding policy debt to the next Policy Anniversary Date; and
                               .    An amount equal to the most recent monthly
                          charge made for this policy, multiplied by the number of Monthly Calculation Dates from the date the loan is made to and including the next Policy Anniversary Date.

Interest The interest rate on any loan is 6% per year. Interest is not due in advance. This interest accrues (builds up) each day and becomes part of the policy debt as it accrues.

                          Interest is due on each Policy Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

                          Example: You have a loan of $1,000. The interest due on the Policy Anniversary Date is $60. If it is not paid on that date, we will add it to the existing loan. The loan will then be $1,060 and interest will be charged on this amount from then on.

Policy Debt Limit         Policy debt (which includes accrued interest) may not
                          equal or exceed the account value. If this limit is reached, we can terminate this policy. To terminate for this reason we must mail written notice to the Owner and any assignee shown on our records at their last known addresses. This notice will state an amount that will bring the policy debt back within the limit.
                          If we do not receive payment within 31 days after the date we mailed the notice, this policy will terminate without value at the end of those 31 days.

Repayment Of Policy       All or part of any policy debt may be repaid at any
Debt                      time while the policy is in force and the Insured is
                          living.

                          Any repayment of policy debt will result in the transfer of values equal to the repayment out of the Guaranteed Principal Account and the application of those values to each division of the Separate Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) at the time of the repayment.

Other Borrowing Rules     We may delay the granting of any loan attributable to
                          the Guaranteed Principal Account for up to six months.

                          We may delay the granting of any loan attributable to the Separate Account during any period that:

                               .    The New York Stock Exchange (or its
                          successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or
                               .    The Securities and Exchange Commission (or
                          its successor) determines that a state of emergency exists; or
                               .    The Securities and Exchange Commission (or
                          its successor) permits us to delay payment for the protection of our policy owners.

                          Reinstating This Policy

When Reinstatement Can    After this policy has terminated, it may be
Be Made                   reinstated - that is, put back in force. However,
                          the policy cannot be reinstated if it has been surrendered for its cash surrender value.
                          Reinstatement must be made within five years after the date of termination and during the Insured's lifetime.

Requirements To           Evidence of insurability satisfactory to us is
Reinstate                 required to reinstate. A premium is also required as a
                          cost to reinstate. That premium must be no less than the amount necessary to produce an account value equal to three times the monthly charges due on the Monthly
                          Calculation Date which is on, or next follows, the date of reinstatement.

Right To Increase Selected Face Amount


Increases In The Selected Face Amount

While this policy is in force, the Selected Face Amount may be increased upon written application. Evidence of insurability, satisfactory to us, is required for each increase. Any increase must be for at least $5,000, unless we adopt rules that establish a lower minimum.

Any increase in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the later of:

    .    The date 15 days after a written request for such change has been received and approved by us; or

    .    The requested effective date of the change.

Mortality charges for each increase are determined and deducted from the account value in accordance with the Monthly Charges provision. These charges will be deducted from the account value beginning on the effective date of the increase.


Limitations On Increases


No increase in the Selected Face Amount can become effective:

    .    Within six months after the Policy Date; or

    .    Within six months after any previous increase; or

    .    After the Policy Anniversary Date nearest the Insured's 85th birthday.


Evidence Of Increases

If the Selected Face Amount is increased we will send a copy of the application for the increase and an amended Schedule Page reflecting that increase. We will also send any Tables pages that may be required. However, we have the right to require that the policy be sent to us so that the increase can be made.

Right To Transfer This Policy To A Substitute Insured


Transferring This Policy

This policy may be transferred to the life of a substitute insured. Transfer will be effective on the Transfer Date discussed in the next provision. Transfer will be subject to the following conditions.

    .    This policy must be in force on the Transfer Date;

    .    A written application for the transfer and payment of any required cost to transfer must be received by us at our Home Office;

    .    Evidence of insurability of the substitute insured, satisfactory to us, will be required;

    .    The substitute insured must not have been under 20 years of age on the birthday nearest the Policy Date of this policy;

    .    The substitute insured must not be over 65 years of age on the birthday nearest the Transfer Date; and

    .    The Owner of this policy after it has been transferred must have an insurable interest in the life of the substitute insured.

After transfer, the Policy Date will be the same as it was before transfer.


Transfer Date

The Transfer Date will be the Policy Anniversary Date which is on, or next follows, the later of:

    .    The date we approve the application for transfer; and

    .    The date any required cost to transfer is paid.

The insurance on the previous insured will continue to, but not including, the Transfer Date. The insurance on the substitute insured will take effect on the Transfer Date.

When this policy has been transferred, it will be modified to show that the contestable and suicide periods, as they apply to the substitute insured, will be measured from the Transfer Date.


Transfer Method

The Selected Face Amount for the substitute insured will be determined as for a new Insured under a new policy.

                               Upon transfer, if the amount of insurance that requires a charge is greater than the Selected Face Amount, we will adjust the amount of insurance that requires a charge to equal the Selected Face Amount by refunding a portion of the account value.

                               The account value immediately after transfer will be equal to:

                                  .   The account value immediately before
                               transfer; plus

                                  .   Any net premium necessary to make the cash
                               surrender value, immediately before the monthly charges are deducted on the Transfer Date, at least 12 times the monthly charges; minus

                                  .   Any amount which must be refunded as
                               discussed in the second paragraph of this provision; minus

                                  .   The monthly charges deducted on the
                               Transfer Date.

                               Any charges we deduct on or after the transfer will be based on the life of the substitute insured.

Cost To Transfer               The cost to transfer is the sum of:

                                  .   An administrative fee of $75; and

                                  .   Any premium necessary to effect the
                                  transfer method described above; and

                                  .   Any excess policy debt as discussed in the
                                  Policy Debt After Transfer provision.

Policy Debt After              Any policy debt on the Transfer Date will, if not
Transfer                       repaid at that time, remain after transfer.
                               However, if the amount of that debt is more than the maximum loan available after transfer, the excess must be repaid on or before the Transfer
                               Date.

Assignment Upon                Any assignment of this policy which is in effect
Transfer                       on the Transfer Date will continue to apply after
                               that Date.

                               Reports To Owner

Annual Report                  Each year, within 30 days after the Policy
                               Anniversary Date, we will mail a report to the Owner. There will be no charge for this report.
                               This report will show the account value at the beginning of the previous Policy Year and all premiums paid during that Year. It will also show the additions to, and deductions from, the account value during that Year, and the account value, death benefit, cash surrender value, and policy debt as of the last Policy Anniversary
                               Date.

                               This report will also include any additional information required by applicable law or regulation.

Illustrative Report            In addition to the annual report, we will,upon
                               request after the first Policy Year, send an illustrative report of projected values to the Owner. We will not charge a fee for providing an illustrative report on an annual basis. However, if the Owner requests illustrative reports more frequently, we may charge a reasonable fee, but only for those additional reports.

                               Part 5.  The Death Benefit

                               The death benefit is the amount of money we will pay when we receive due proof at our Home Office that the Insured died while the policy was in force. We discuss the death benefit in this Part.

Amount Of Death Benefit        If the Insured dies while this policy is in
                               force, the death benefit will be the amount of benefit provided by the Death Benefit Option in effect on the date of death, with these adjustments:

                                  .   We add the part of any monthly charge that
                               applies to a period beyond the date of death;
                               and

                                  .   We deduct:
                                  .   Any policy debt outstanding on the
                                  date of death; and

                                  .   Any unpaid monthly charges to the date
                                  of death.

Death Benefit Options          Two Death Benefit Options, described below, are
                               available under this policy. The Death Benefit
                               Option is shown on the Schedule Page and the Selected Face Amount is shown in the Table of Selected Face Amounts. The Minimum Face Amount is discussed in the next provision.

Death Benefit Option #1 - Under this Option, the amount of benefit is the greater of:

    .    The Selected Face Amount in effect on the date of death; and

    .    The Minimum Face Amount in effect on the date of death.

Death Benefit Option #2 - Under this Option, the amount of benefit is the greater of:

    .    The Selected Face Amount in effect on the date of death plus the account value on the date of death; and

    .    The Minimum Face Amount in effect on the date of death.


Minimum Face Amount

In order to qualify as life insurance under the federal tax laws in effect on the Issue Date, this policy has a Minimum Face Amount. The Minimum Face Amount on any date is a percentage of the account value on that date. The percentage for each Policy Year is shown in the Table Of Minimum Face Amount Percentages in this policy.

Example: The Minimum Face Amount is determined on June 10, 19X1. The account value on that date is $50,000. The last Policy Anniversary Date was May 2, 19X1. If the applicable Minimum Face Amount Percentage for the Policy Year beginning May 2, 19X1 is 260%, then the Minimum Face Amount is 260% of $50,000, or $130,000.


Changes In The Death Benefit Option

While this policy is in force, the Death Benefit Option may be changed upon written request. Any change from Death Benefit Option 1 to Death Benefit Option 2 will require evidence of insurability satisfactory to us.

Any change in the Death Benefit Option will take effect on the Policy Anniversary Date on or next following the later of:

    .    The date 15 days after a written request for such change has been received and approved by us; or

    .    The requested effective date of the change.


When We Pay

The death benefit will be paid within seven days after the date we receive due proof of the Insured's death, and any other requirements necessary for us to make payment, at our Home Office. However, we may delay payment of the death benefit during any period that:

    .    The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or

    .    The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or

    .    The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.


Interest On Death Benefit

If the death benefit is paid in one sum, we will add interest from the date of death to the date of payment. The amount of interest will be the same as would be paid under Option D of the payment options for that period of time but not less than that required by law. See Part 6 for a description of Option D.

If the death benefit is applied under a payment option, interest will be paid from the date of death to the effective date of that option. It will be paid in one sum to the Beneficiary living on that effective date. The amount of interest will be the same as would be paid under Option D for that period of time but not less than that required by law.


Suicide Exclusion

Except for any increases in the Selected Face Amount applied for after the Issue Date of this policy, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years from the Issue Date and while this policy is in force. The limited death benefit will be the amount of premiums paid for this policy, less any policy debt and amounts withdrawn.

For any increases in the Selected Face Amount applied for after the Issue Date of this policy, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years from the effective date of the increase and while it is in force. The limited death benefit will be the monthly deductions made for that increase. However, if the limited death benefit as described in the preceding paragraph is payable, there will be no death benefit for the increase.

                               Any limited death benefit will be paid in one sum to the Beneficiary.

                               Part 6.  Payment Options

                               These are Optional Methods Of Settlement. They provide alternate ways in which payment can be made.

Availability Of Options        All or part of the death benefit or cash
                               surrender value may be applied under any payment option. If this policy is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

Minimum Amounts                If the amount to be applied under any option for
                               any one person is less than $2,000, we may pay that amount in one sum instead. If the payments under any option come to less than $20 each, we have the right to make payments at less frequent intervals.

Description Of Options         Our payment options are described below. Any
                               other payment option agreed to by us may be elected. The payment options are described in terms of monthly payments. Annual, semiannual, or quarterly payments may be requested instead. The amount of these payments will be determined in a way which is consistent with monthly payments and will be quoted on request.

                               If the Schedule Page shows that this policy was issued on a unisex rate basis, the female rates shown in the Option C, E and F Tables apply in all cases. The male rates in those tables do not apply to unisex rate policies.

Option A Fixed Amount Payment Option. Each monthly payment will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 3% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Option B Fixed Time Payment Option. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due. The rate of any payment will not be less than shown in the Option B Table.

--------------------------------------------------------------------------------

                               Option B Table
           Minimum Monthly Payment Rates For Each $1,000 Applied

                         Monthly                               Monthly
         Years           Payment               Years           Payment

            1             $84.47                 16              $6.53
            2              42.86                 17               6.23
            3              28.99                 18               5.96
            4              22.06                 19               5.73
            5              17.91                 20               5.51

            6              15.14                 21               5.32
            7              13.16                 22               5.15
            8              11.68                 23               4.99
            9              10.53                 24               4.84
           10               9.61                 25               4.71

           11               8.86                 26               4.59
           12               8.24                 27               4.47
           13               7.71                 28               4.37
           14               7.26                 29               4.27
           15               6.87                 30               4.18

     For quarterly payment, multiply by 2.993. For semiannual payment, multiply by 5.963. For annual payment, multiply by 11.839.

--------------------------------------------------------------------------------

Option C Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. The three variations are:

                               (1) Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

                               (2)  Payments guaranteed for amount applied.
                               Payments stop when they equal the amount applied or when the named person dies, whichever is later.

                               (3) Payments guaranteed for 5, 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

                               The Option C Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------

                                Option C Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                       Payments         Payments Guaranteed For
         Age*          For Life     Amount      5       10       20
     Male    Female      Only      Applied    Years    Years    Years

      35       40       $3.30       $3.25     $3.29    $3.28    $3.27
      40       45        3.47        3.41      3.46     3.45     3.43
      45       50        3.69        3.60      3.68     3.67     3.62
      50       55        3.96        3.83      3.95     3.93     3.85
      55       60        4.31        4.13      4.30     4.27     4.14

      60       65        4.77        4.49      4.75     4.70     4.44
      65       70        5.41        4.96      5.38     5.26     4.77
      70       75        6.30        5.56      6.21     5.96     5.07
      75       80        7.50        6.31      7.30     6.77     5.30
      80       85        9.16        7.29      8.72     7.64     5.43

      85                11.48        8.54     10.46     8.44     5.49

     *Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

Option D Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will be not less than the equivalent of 3% per year.

Option E Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other. The two variations are:

                               (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

                               (2) Payments guaranteed for 10 years. Payments stop at the end of 10 years, or when both named persons have died, whichever is later.

                               The Option E Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------

                                Option E Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                          Payments For Two Lives Only

                    M50       M55       M60       M65       M70       M75
        Age*F55     F60       F65       F70       F75       F80
     M      F
     50     55     $3.53     $3.64     $3.72     $3.80     $3.85     $3.89
     55     60      3.64      3.78      3.91      4.03      4.12      4.18
     60     65      3.72      3.91      4.10      4.27      4.42      4.54
     65     70      3.80      4.03      4.27      4.52      4.76      4.97
     70     75      3.85      4.12      4.42      4.76      5.11      5.44

     75     80      3.89      4.18      4.54      4.97      5.44      5.92
     80     85      3.91      4.23      4.63      5.12      5.71      6.36

                       Payments Guaranteed For 10 Years

                    M50       M55       M60       M65       M70       M75
        Age*F55     F60       F65       F70       F75       F80
     M      F
     50     55     $3.52     $3.63     $3.71     $3.79     $3.84     $3.88
     55     60      3.63      3.77      3.90      4.02      4.11      4.17
     60     65      3.71      3.90      4.09      4.26      4.41      4.53
     65     70      3.79      4.02      4.26      4.51      4.75      4.94
     70     75      3.84      4.11      4.41      4.75      5.08      5.38

     75     80      3.88      4.17      4.53      4.94      5.38      5.82
     80     85      3.90      4.22      4.61      5.08      5.62      6.19

     *Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

Option F Joint Lifetime Payment Option With Reduced Payments. Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, payments are reduced by one-third and will continue for the lifetime of the other. Payments stop when both persons have died.

                               The Option F Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------

                                Option F Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                    M50       M55       M60       M65       M70       M75
        Age*F55     F60       F65       F70       F75       F80
     M      F
     50     55     $3.80     $3.94     $4.10     $4.28     $4.47     $4.66
     55     60      3.94      4.11      4.30      4.51      4.73      4.96
     60     65      4.10      4.30      4.52      4.77      5.05      5.33
     65     70      4.28      4.51      4.77      5.08      5.42      5.77
     70     75      4.47      4.73      5.05      5.42      5.85      6.30

     75     80      4.66      4.96      5.33      5.77      6.30      6.88
     80     85      4.86      5.19      5.61      6.13      6.77      7.51

     *Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

Electing A Payment             To elect any option, we require that a written
Option                         request, satisfactory to us, be received at our
                               Home Office. The Owner may elect an option during the Insured's lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.
                               Options for any amount payable to an association, corporation, partnership or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E, or F if the option payments are based on the life or lives of the Insured, the Insured's spouse, any child of the Insured, or any other person agreed to by us.

Effective Date And             The effective date of an option is the date the
Payment Dates                  amount is applied under that option. For a death
                               benefit, this is the date that due proof of the Insured's death is received at our Home Office.
                               For the cash surrender value, it is the effective date of surrender.

                               The first payment is due on the effective date, except the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                               Example: Monthly payments of $100 are being made to your son on the 1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And                If provided in the payment option election, all
Changes                        or part of the unpaid balance under Options A or
                               D may be withdrawn or applied under any other option.

                               If the cash surrender value is applied under Option A or D, we may delay payment of any withdrawal for up to six months. Interest at the rate in effect for Option D during this period will be paid on the amount withdrawn.

Income Protection              To the extent permitted by law, each option
                               payment and any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Insured dies. This consent must be received at our Home Office.

                               Part 7.  Notes On Our Computations

                               This Part covers some technical points about this policy.

Net Investment Factor          For each division of the Separate Account, the
                               Net Investment Factor for any Valuation Period is the gross investment rate for that period plus
                               1.00000000 and minus an asset charge. The maximum asset charge is shown on the Schedule Page. The
                               Net Investment Factor may be equal to, greater, or less than 1.00000000.

                               For each division of the Separate Account, the gross investment rate for any Valuation Period is equal to:

                                  . The net earnings of that division during the Valuation Period, divided by
                                  .   The value of the total assets of that
                                      division at the beginning of the Valuation
                                      Period.

                               The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate will be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Insured, any Beneficiary and any assignee and any other person under this policy.

Accumulation Unit Value        The value of an accumulation unit in each
                               division was set at $1.00000000 on the first
                               Valuation Date selected by us. The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the Valuation Period which includes that date and the accumulation unit value on the preceding
                               Valuation Date.

Adjustments Of Units           We have the right to split or consolidate the
And Values                     number of accumulation units credited to the
                               policy, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of this policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of Computation           The Basis Of Computation is the mortality table
                               and interest rate we use to determine:

                                  .   The minimum cash surrender values;
                                  .   The maximum monthly mortality charges;
                                  .   The minimum annual interest earned on the
                                      fixed account value of the policy; and
                                  .   The minimum payments under Payment Options
                                      C, E, and F.

                               The Basis Of Computation for the minimum cash surrender values, for the maximum monthly mortality charges, and for the minimum interest earned on the fixed account value of the policy is shown on the Schedule Page. The mortality table specified on the Schedule Page applies to amounts in a standard underwriting classification. Appropriate modifications are made to this table for any amount which is not in a standard underwriting classification.

                               In computing the minimum payments under Payment Options C, E, and F, we use mortality rates from the 1983 Table "a" with Projection G for 30 years and with female rates set back five years. The interest used is at an annual rate of 3%.

Method Of Computing            When required by the state where this policy was
Values                         delivered, we filed a detailed statement of the
                               method we use to compute the policy benefits and values. These benefits and values are not less than those required by the laws of that state.

WHERE TO FIND IT
                                                                      Page No.

   The Schedule Page.....................................................    1
   Table of Selected Face Amounts........................................    2
   Table of Maximum Monthly Mortality
     Charges.............................................................    3
   Table of Minimum Face Amount
     Percentages.........................................................    4
Part 1. - The Basics Of This Policy......................................    5
   The Parties Involved - Owner, Insured,
     Beneficiary, Irrevocable
     Beneficiary.........................................................    5
   Dates - Policy Date, Policy Anniversary Date, Policy
     Year, Paid-up Policy Date, Issue Date, Monthly Calculation
     Date, Valuation Date, Valuation Period,
     Valuation Time, Register Date.......................................    5
   Policy A Legal Contract...............................................    6
   Representations And Contestability....................................    6
   Misstatement Of Age Or Sex............................................    6
   Meaning Of In Force...................................................    6
   Home Office...........................................................    7
Part 2. - Premium Payments...............................................    7
   The First Premium.....................................................    7
   Planned Annual Premiums...............................................    7
   Premium Flexibility And Premium Notices...............................    7
   Where To Pay Premiums.................................................    7
   Right To Refund Premiums..............................................    7
Part 3. - Accounts, Values, And Charges..................................    7
   Net Premium...........................................................    8
   Allocation Of Net Premiums............................................    8
   The Separate Account..................................................    8
   Changes In The Separate Account.......................................    8
   Accumulation Units....................................................    9
   Purchase And Sale Of Accumulation Units...............................    9
   Account Value Of Policy...............................................    9
   Variable Account Value Of Policy......................................    9
   Fixed Account Value Of Policy.........................................   10
   The Guaranteed Principal Account......................................   10
   Interest On Fixed Account Value.......................................   10
   Monthly Charges.......................................................   10
   Grace Period And Termination..........................................   11
Part 4. - Life Benefits..................................................   11
   Policy Ownership......................................................   12
    Rights Of Owner......................................................   12
    Assigning This Policy................................................   12
    Changing The Owner Or Beneficiary....................................   12
    Transfers Of Values..................................................   12
   This Policy's Share In Dividends......................................   12
    Policy Is Participating..............................................   12
    How Dividends May be Used............................................   13
    Dividend After Death.................................................   13
   Surrendering This Policy And Making
    Withdrawals..........................................................   13
    Right To Surrender...................................................   13
    Cash Surrender Value.................................................   13
Making Withdrawals.......................................................   13
How We Pay...............................................................   14
Borrowing On This Policy.................................................   15
Right To Make Loans......................................................   15
Effect Of Loan...........................................................   15
Maximum Loan Available...................................................   15

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Interest.................................................................   15
Policy Debt Limit........................................................   15
Repayment Of Policy Debt.................................................   15
Other Borrowing Rules....................................................   16
Reinstating This Policy..................................................   16
When Reinstatement Can Be Made...........................................   16
Requirements To Reinstate................................................   16
Right To Increase Selected Face Amount...................................   16
Increases In The Selected Face Amount....................................   16
Limitations On Increases.................................................   16
Evidence Of Increases....................................................   16
Right To Transfer This Policy To A Substitute Insured....................   17
Transferring This Policy.................................................   17
Transfer Date............................................................   17
Transfer Method..........................................................   17
Cost To Transfer.........................................................   18
Policy Debt After Transfer...............................................   18
Assignment Upon Transfer.................................................   18
Reports To Owner.........................................................   18
Annual Report............................................................   18
Illustrative Report......................................................   18
Part 5. - The Death Benefit..............................................   18
Amount Of Death Benefit..................................................   18
Death Benefit Options....................................................   18
Minimum Face Amount......................................................   19
Changes In The Death Benefit Option......................................   19
When We Pay..............................................................   19
Interest On Death Benefit................................................   19
Suicide Exclusion........................................................   20
Part 6. - Payment Options................................................   20
Availability Of Options..................................................   20
Minimum Amounts..........................................................   20
Description Of Options...................................................   20
Electing A Payment Option................................................   24
Effective Date And Payment Dates.........................................   24
Withdrawals And Changes..................................................   25
Income Protection........................................................   25
Part 7. - Notes On Our Computations......................................   25
Net Investment Factor....................................................   25
Accumulation Unit Value..................................................   25
Adjustments Of Units And Values..........................................   25
Basis Of Computation.....................................................   25
Method Of Computing Values...............................................   26

Any Riders and Endorsements, and a Copy of The Application for The Policy, Follow Page 26.

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

Flexible Premium Variable Whole Life Insurance Policy With Table Of Selected Face Amounts

This Policy provides that:

Insurance is payable when the Insured dies.
Within specified limits, flexible premiums may be paid during the Insured's lifetime.
Annual dividends may be paid.


Notice Of Annual Meeting


The Insured is hereby notified that by virtue of this policy he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office, in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o'clock p.m.

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